EXHIBIT 24

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that I, the undersigned, a director of The St. Paul Travelers Companies, Inc., a Minnesota corporation (the “Company”), do hereby make, nominate and appoint Kenneth F. Spence, Bridget M. Healy and Bruce A. Backberg, or any of them, to be my attorney-in-fact, with full power and authority to sign on my behalf one or more Registration Statements on Form S-8 (the “Registration Statements”) relating to the registration of shares of the Company’s common stock and related plan interests to be issued pursuant to the St. Paul Travelers 401(k) Savings Plan (the “Plan”), which is a consolidation of The St. Paul Companies, Inc. Savings Plus Plan, The St. Paul Companies, Inc. Stock Ownership Plan, and the Travelers 401(k) Savings Plan (the “Prior Plans”), and any or all amendments (including post-effective amendments) thereto and any amendments (including post-effective amendments) to the Registration Statements related to the Prior Plans, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, provided that the Registration Statements and any additional amendments thereto, in their final form, are reviewed by said attorney-in-fact, and shall have the same force and effect as though I had manually signed the Registration Statement or any amendments thereto.

Dated:  August 3, 2005

/s/ John H. Dasburg	/s/ Lawrence G. Graev	/s/ Glenn D. Nelson
John H. Dasburg	Lawrence G. Graev	Glenn D. Nelson

/s/ Leslie B. Disharoon	/s/ Thomas R. Hodgson	/s/ Clarence Otis, Jr.
Leslie B. Disharoon	Thomas R. Hodgson	Clarence Otis, Jr.

/s/ Janet M. Dolan	/s/ Robert I. Lipp	/s/ Charles W. Scharf
Janet M. Dolan	Robert I. Lipp	Charles W. Scharf

/s/ Kenneth M. Duberstein	/s/ Blythe J. McGarvie	/s/ Laurie J. Thomsen
Kenneth M. Duberstein	Blythe J. McGarvie	Laurie J. Thomsen